Exhibit 99.1

Odyssey Group International Approved to Start Human Trial to Treat Concussion

Odyssey Group International, Inc. (OTC:ODYY) (the "Company" or "Odyssey"), a company focused on developing unique, life-saving medical products, today announced their approval to begin Phase 1 human clinical trials for drug candidate PRV-002 intended to treat concussions. The Company’s Clinical Trial Protocol was approved by the Alfred Ethics Committee and allows for the immediate start of the human trial.

“We are elated to have received approval to begin our Phase 1 clinical trials for our pharmaceutical compound, it’s time we had a treatment in the pipeline for this unmet need and I am proud to be a part of it.” commented Jacob VanLandingham, Executive Vice President of Drug Development of Odyssey Group International, Inc.

The Phase 1 clinical trial is designed to test for drug safety, tolerability, and concentrations in both the blood and urine as dosing escalates.  The study is randomized, double-blinded, and placebo controlled. The initial approved study will be a single 1-day dose for each subject but will graduate to single doses for 5-days upon secondary approval. PRV-002 toxicology studies have shown it to be tolerated three times a day for 14-days. There will be six cohorts with eight subjects in each. Trial data will be reported and approved for continuation after each cohort is completed.

In preclinical animal studies, nasal administration of PRV-002 has shown rapid, broad brain biodistribution and simultaneously reduced swelling, inflammation and oxidative stress with positive safety data. Phase 1 trials will be managed by Avance, Inc. and Nucleus Network, Inc., two highly regarded Contract Research Organizations.

Phase 1 trials will be managed by Australia’s premium biotech Clinical Research Organization, Avance Clinical Pty Ltd, and Phase I Clinical Trial Site, Nucleus Network, Inc.

“Avance Clinical has an international reputation for first pass approvals and we are pleased to be able to deliver for Odyssey on their Clinical Trial Design and IND-enabling studies needed to gain the Ethics Committee approval. Odyssey and their concussion drug, PRV-002 have met the strict standards set by the Ethics Committee to now move into the clinic.” said Dr Jorgen Mould, Principal Scientific and Regulatory Affairs Specialist at Avance Clinical.

Nucleus Network has a long history of managing successful Phase 1 clinical trials and will be administering PRV-002 to establish drug dosing and safety margins in the coming months. It is expected that Odyssey’s unique breath-propelled drug-device combination will promote enrollment at the clinical trial site. This will be one of the first studies to define the pharmacokinetics of this administration route which is specifically designed to target the central nervous system.

About Odyssey Group International, Inc.

Odyssey Group International, Inc. (OTC:ODYY) is a technology and asset acquisition company with a focus in the area of life saving medical solutions. Odyssey's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful medical solutions. The Company is focused on building and acquiring assets in areas that have an identified technological advantage, provide superior clinical utility, have a substantial market opportunity and provide solid returns to its valued shareholders and partners.

We encourage our shareholders to visit: http://www.odysseygi.com or  Twitter: @OdysseyGroupIn1.

About PRV-002

PRV-002 is a fully synthetic non-naturally occurring neurosteroid being developed for the treatment of mTBI (concussion). In preclinical studies, PRV-002 has demonstrated equivalent, if not superior, neuroprotective effects compared to related neurosteroids. Animal models of concussion demonstrated that PRV-002 reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety, and motor/sensory performance. Additionally, PRV-002 is lipophilic and can easily cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation in the brain while restoring proper blood flow.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to continue to raise needed funds, successfully complete the phase 1 trial, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.